Alliance New York Municipal Income Fund, Inc.		Exhibit 77C
811-10577


RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
Alliance New York Municipal Income Fund, Inc.
(the Fund) was held on March 30, 2011.
A description of the proposal and number of shares voted at the Meeting are as follows:



To elect three Directors for a term of
three years and until
his successor is duly elected and qualifies.
Class Two (term expires 2014)



				Voted for	Authority
						Withheld

Class Two (term expires 2014)
William H. Foulk, Jr.		4,286,220	151,884
D. James Guzy			4,277,139	160,965
Robert M. Keith			4,289,472	148,632


















NSAR Exhibit 77C. ANYMIF.6-13-2011. docx